As filed with the Securities and Exchange Commission on July 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, LLC

(Exact Name of Registrant as Specified in Its Governing Instruments)

Delaware	20-8880053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan

(Full Title of the Plan)

John J. Suydam, Esq.

Chief Legal Officer

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Monica K. Thurmond, Esq.

Catherine L. Goodall, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Class A shares	47,658,088	$34.28	$1,633,719,257	$198,007

(1)

Class A shares represent Class A limited liability company interests, no par value per share, of Apollo Global Management, LLC. The Class A shares registered on this Registration Statement have been approved for issuance under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A shares of Apollo Global Management, LLC, as may be issued with respect to the Class A shares being registered by way of share distributions, share splits or similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the Class A shares of Apollo Global Management, LLC reported by the New York Stock Exchange on July 18, 2019.

(3)

Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting a portion of the registration fee due under this Registration Statement with $53,470 of registration fee previously paid with respect to 32,357,013 unsold Class A shares previously registered on the registration statement on Form S-8 (File No. 333-211227) initially filed on May 9, 2016. The Registrant paid an additional $144,537 of registration fee in connection with this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Apollo Global Management, LLC (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 1, 2019.

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 6, 2019.

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on January 22, 2019, February 7, 2019, June 11, 2019 and June 14, 2019.

(d)	The description of the Class A shares set forth in the Company’s registration statement on Form 8-A filed with the Commission on March 21, 2011.

All documents and reports that the Company files with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 108 of the Delaware Limited Liability Company Act empowers the Company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. Pursuant to Section 6.20 of the Company’s Third Amended and Restated Limited Liability Company Agreement (the “operating agreement”), the Company will generally indemnify its members, managers, officers, directors and affiliates of the managers and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events. The Company currently maintains liability insurance for its directors and officers.

Under the operating agreement, in most circumstances the Company will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: AGM Management, LLC, a Delaware limited liability company (the “Manager”); any departing manager; any person who is or was an affiliate of the Manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of the Company or its subsidiaries, the Manager or any departing manager or any affiliate of the Company or its subsidiaries, the Manager or any departing manager; any person who is or was serving at the request of the Manager or any departing manager or any affiliate of the Manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by the Manager. The Company has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Company has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the assets of the Company. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the operating agreement.

The Company has entered into indemnification agreements with each of its directors, executive officers and certain of its employees that set forth the obligations described above.

The Company has also agreed to indemnify each of Messrs. Leon Black, Joshua Harris and Marc Rowan and certain partners and their related parties against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made performance fees distributions in respect of Fund IV, Fund V and Fund VI.

The Company also currently maintains liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who control us under the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Formation of Apollo Global Management, LLC.

Exhibit Number	Description

4.2	Third Amended and Restated Limited Liability Company Agreement of Apollo Global Management, LLC dated March 19, 2018.

4.3	Specimen Certificate evidencing the Registrant’s Class A shares.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A shares registered.

10.1	Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.2*	Form of Director Restricted Share Unit Award Agreement under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.3*	Form of Incentive Program Restricted Share Unit Award Agreement under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.4*	Form of Performance Restricted Share Unit Award Agreement under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.5*	Form of Share Award Grant Notice under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.6*	Form of Restricted Share Unit Award Agreement under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

10.7*	Form of Restricted Share Award Grant Notice under the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan.

23.1*	Consent of Deloitte & Touche LLP with respect to financial statements of Apollo Global Management, LLC.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included in signature page).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of July, 2019.

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin Kelly and John J. Suydam, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of July, 2019.

Signature	Title

/s/ Leon Black Leon Black	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Martin Kelly Martin Kelly	Chief Financial Officer and Co-Chief Operating Officer (Principal Financial Officer)

/s/ Robert MacGoey Robert MacGoey	Chief Accounting Officer (Principal Accounting Officer)

/s/ Joshua Harris Joshua Harris	Senior Managing Director and Director

/s/ Marc Rowan Marc Rowan	Senior Managing Director and Director

/s/ Michael Ducey Michael Ducey	Director

Signature	Title

/s/ Robert Kraft Robert Kraft	Director

/s/ AB Krongard AB Krongard	Director

/s/ Pauline Richards Pauline Richards	Director